UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-13395	56-2010790
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road
Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

1Q2017 and FY2017 Outlook

Sonic Automotive, Inc. (“Sonic”) continues to grow its business through open point dealerships, acquisitions, new facility enhancements and the expansion of its EchoPark® stores. A timeline of these events include:

•	Franchised Dealerships

○	Third and fourth quarter of 2016 – opened two new franchised dealerships (Mercedes-Benz of McKinney and Nissan of Cleveland)

○	Fourth quarter of 2016 – grand opening of the new BMW of Denver Downtown store

○	First quarter of 2017 – grand opening of the brand new facility for Mercedes-Benz of Denver

○	First half of 2017 – prepare for opening of the new Audi dealership in Pensacola, Florida

•	EchoPark®

○	Third and fourth quarter of 2016 – opened two new EchoPark® stores (in Littleton, Colorado and Stapleton, Colorado)

○	First half of 2017 – conversion of four AutoMatch USA dealerships, acquired in third quarter of 2016, to EchoPark® stores

○	First half of 2017 – prepare for opening a new EchoPark® store in Colorado Springs, Colorado

All of these efforts are consistent with Sonic’s long-term growth strategy. As a result of this rapid expansion, Sonic expects selling, general and administrative expense increases during the opening and ramp up periods of these new locations, in addition to an increase in depreciation expense related to the new facilities coming on line. For the fiscal quarter ending March 31, 2017, Sonic expects diluted earnings per share from continuing operations to be in the range of $0.22 to $0.26 per share and adjusted EBITDA to be in the range of approximately $52.5 million to $57.7 million. Comparable figures for fiscal quarter ended March 31, 2016, were diluted earnings per share from continuing operations of $0.31 per share on a GAAP basis and $0.39 per share on an adjusted basis and adjusted EBITDA of approximately $57.7 million. Attached hereto as Exhibit 99.1 are historical and pro forma financial information setting forth the foregoing calculations, including reconciliations for non-GAAP financial measures.

After the initial opening and ramp up periods, Sonic believes these new locations will drive future sales and profitability growth during the 2017 year. Sonic reaffirms its guidance of diluted earnings per share from continuing operations for the full year ending December 31, 2017 to be between $2.00 and $2.10 per year, which is the same anticipated range that was disclosed publicly by Sonic on February 21, 2017.

Non-GAAP Financial Measures

Exhibit 99.1 hereto includes reconciliations of non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted earnings per share and adjusted EBITDA. As required by SEC rules, Sonic provides reconciliations of these measures to the most directly comparable GAAP financial measures in the attached tables. Sonic believes that these non-GAAP financial measures improve the transparency of its disclosure, provide a meaningful presentation of results from its core business operations excluding the impact of items not related to its ongoing core business operations, and improve the period-to-period comparability of results from its core business operations.

Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to anticipated diluted earnings per share from continuing operations for the quarter ending March 31, 2017 and the full year ending December 31, 2017 and adjusted EBITDA for the quarter ending March 31, 2017. The foregoing expectations are based solely on information available to Sonic as of the date hereof and are inherently uncertain and subject to change due to a variety of factors. There are many factors that affect management’s views about future events and trends of Sonic’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in Sonic’s annual report on Form 10-K for the year ended December 31, 2016. Actual results remain subject to the completion of the first quarter of fiscal 2017 on March 31, 2017, management’s and the audit committee’s reviews and our other quarterly financial closing procedures and the completion of the preparation of Sonic’s interim consolidated financial statements. Sonic does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Certain Historical and Pro Forma Financial Information for the quarters ending March 31, 2016 and 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

Date: March 7, 2017	By:	/s/ STEPHEN K. COSS
Stephen K. Coss Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Certain Historical and Pro Forma Financial Information for the quarters ending March 31, 2016 and 2017.